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                                                                    EXHIBIT 11.1


ON ASSIGNMENT, INC.
STATEMENT OF COMPUTATION OF NET EARNINGS PER
COMMON AND COMMON EQUIVALENT SHARES (UNAUDITED)
--------------------------------------------------------------------------------

                                                       Three Months Ended             Nine Months Ended
                                                         September 30,                  September 30,
                                                   --------------------------     --------------------------
                                                      1996           1995             1996           1995
                                                   -----------    -----------     -----------    -----------
Net income used to compute primary and
   fully diluted earnings per share                $ 1,573,000    $ 1,143,000     $ 3,801,000    $ 3,020,000
                                                   ===========    ===========     ===========    ===========

Weighted average number of shares outstanding        5,127,000      5,009,000       5,088,000      4,976,000

Dilutive effect of stock options and warrants          322,000        319,000         357,000        268,000
                                                   -----------    -----------     -----------    -----------

Number of shares used to compute primary
   and fully diluted earnings per share              5,449,000      5,328,000       5,445,000      5,244,000
                                                   ===========    ===========     ===========    ===========

Net earnings per share                             $      0.29    $      0.21     $      0.70    $      0.57
                                                   ===========    ===========     ===========    ===========





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